Exhibit 99

FOR IMMEDIATE RELEASE
RPC, Inc. Reports Record Second Quarter 2011 Financial Results

●	Revenues Increased by 75.2 Percent Compared to the Second Quarter of 2010
●	Net Income Increased by 131.5 Percent Compared to the Second Quarter of 2010
●	Diluted EPS Increased to $0.50 Compared to $0.21 in the Second Quarter 2010

ATLANTA, July 27, 2011 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2011.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2011, revenues increased 75.2 percent to $443,029,000 compared to $252,896,000 in the second quarter last year.  Revenues increased compared to the prior year due to higher activity levels, a larger fleet of revenue-producing equipment, the expansion of customer relationships, and improved pricing, particularly within our technical services segment.  Operating profit for the quarter was $119,267,000 compared to $52,089,000 in the prior year.  Net income for the quarter was $73,165,000 or $0.50 diluted earnings per share, compared to $31,602,000 or $0.21 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 92.7 percent to $164,150,000 compared to $85,185,000 in the prior year. 1

Cost of revenues was $242,991,000, or 54.8 percent of revenues, during the second quarter of 2011, compared to $139,478,000, or 55.2 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of these expenses.  Cost of revenues as a percentage of revenues during the quarter did not change significantly because the leverage of fixed employment costs over higher revenues was offset by job mix and the increase in the costs of materials and supplies used in providing our services.

Selling, general and administrative expenses were $35,956,000 in the second quarter of 2011, a 22.0 percent increase compared to $29,478,000 in the prior year.  This increase was primarily due to increases in total employment costs including increased incentive compensation consistent with improved operating results. As a percentage of revenues, however, these costs decreased to 8.1 percent in 2011 compared to 11.7 percent last year due to the fixed nature of many of these expenses and our ability to leverage these costs over higher revenues.  Depreciation and amortization increased by 34.5 percent to $44,893,000 during the quarter compared to $33,384,000 last year due to assets that have been placed in service during the last year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2nd Quarter 2011 Earnings Press Release

Interest expense increased from $502,000 last year to $998,000 in 2011 due to a higher average balance and higher interest rates under RPC’s re-financed syndicated revolving credit facility during the quarter as compared to the prior year.

For the six months ended June 30, 2011, revenues increased 77.0 percent to $824,790,000 compared to $466,040,000 last year.  Net income was $138,689,000 or $0.94 earnings per diluted share, compared to $45,002,000 or $0.31 earnings per diluted share last year.

“RPC is pleased to report strong financial results during the second quarter of 2011,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “We continue to operate in a robust operating environment characterized by strong demand for many of our services. The average U.S. domestic rig count during the second quarter was 1,835, a 21.3 percent increase compared to the same period in 2010 and a 6.9 percent increase compared to the first quarter of this year.  The average price of natural gas was $4.35 per Mcf, a decrease of less than one percent compared to the prior year, while the average price of oil was $101.86 per barrel, a 32.3 percent increase compared to the prior year.  The unconventional rig count, which has become a more important indicator of the demand for RPC’s services, remained high during the quarter, representing 69.3 percent of U.S. domestic drilling activity.  We also note that the amount of U.S. domestic drilling activity targeted to oil production continues to increase, and represented 51.5 percent of U.S. domestic drilling activity during the second quarter of 2011.  RPC performed better than these overall industry statistics due to additions to our fleet of revenue-producing equipment, improved pricing for our services, and greater utilization of our equipment, especially in unconventional shale plays and in several domestic basins in which oil drilling and production has expanded rapidly.  As a result of our improved operating results and strong financial condition, our Board of Directors yesterday approved an increase in our quarterly cash dividend from $0.07 last quarter to $0.08 this quarter.

“We received our planned deliveries of revenue-producing equipment on schedule and successfully placed this additional equipment in service under a new committed customer relationship late in the quarter.  However, during the second quarter we experienced operational delays with a major pressure pumping contractual customer, as well as customer job mix changes.  These issues, along with increased costs of raw materials, impacted our sequential revenue growth and profitability improvement.  The operational and commodity price increase issues have been addressed and we believe that their impact will be mitigated in the future,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

2nd Quarter 2011 Earnings Press Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 80.3 percent for the quarter compared to the prior year due to an increase in the fleet of revenue-producing equipment and higher activity levels from customer commitments, as well as improved pricing in all of the service lines within this segment.  Support Services revenues increased by 32.7 percent during the quarter compared to the prior year due principally to improved pricing and utilization in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services improved due to higher revenues, improved pricing, and cost leverage.

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
		(in thousands)
Revenues:
Technical services	$406,736	$225,538	$756,138	$416,941
Support services	36,293	27,358	68,652	49,099
Total revenues	$443,029	$252,896	$824,790	$466,040
Operating Profit:
Technical services	$109,509	$46,343	$209,425	$71,301
Support services	13,154	6,639	23,089	8,549
Corporate expenses	(3,474)	(2,426)	(8,410)	(5,862)
Gain on disposition of assets, net	78	1,533	1,489	669
Total operating profit	$119,267	$52,089	$225,593	$74,657
Other (expense) income, net	(10)	(288)	324	115
Interest expense	(998)	(502)	(2,077)	(1,043)
Interest income	3	9	7	32
Income before income taxes	$118,262	$51,308	$223,847	$73,761

RPC, Inc. will hold a conference call today, July 27, 2011 at 9:00 a.m. ET to discuss the results of the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 599-4883 or (913) 312-1446 and using the access code #8364103.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

2nd Quarter 2011 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements that the unconventional rig count has become a more important indicator of demand for RPC’s services in recent years and our belief that operational issues we have encountered have been addressed.   These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

2nd Quarter 2011 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2011	2010	% BETTER (WORSE)	2011	2010	% BETTER (WORSE)
REVENUES	$443,029	$252,896	75.2%	$824,790	$466,040	77.0%
COSTS AND EXPENSES:
Cost of revenues	242,991	139,478	(74.2)	444,243	269,092	(65.1)
Selling, general and administrative expenses	35,956	29,478	(22.0)	72,013	57,315	(25.6)
Depreciation and amortization	44,893	33,384	(34.5)	84,430	65,645	(28.6)
(Gain) on disposition of assets, net	(78)	(1,533)	(94.9)	(1,489)	(669)	122.6
Operating profit	119,267	52,089	129.0	225,593	74,657	202.2
Interest expense	(998)	(502)	(98.8)	(2,077)	(1,043)	(99.1)
Interest income	3	9	(66.7)	7	32	(78.1)
Other (expense) income, net	(10)	(288)	96.5	324	115	181.7
Income before income taxes	118,262	51,308	130.5	223,847	73,761	203.5
Income tax provision	45,097	19,706	(128.8)	85,158	28,759	(196.1)
NET INCOME	$73,165	$31,602	131.5%	$138,689	$45,002	208.2%

EARNINGS PER SHARE
Basic	$0.50	$0.22	127.3%	$0.96	$0.31	209.7%
Diluted	$0.50	$0.21	138.1%	$0.94	$0.31	203.2%

AVERAGE SHARES OUTSTANDING
Basic	145,215	144,990		145,115	144,894
Diluted	146,842	146,126		146,984	146,222

2nd Quarter 2011 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2011	2010
ASSETS
Cash and cash equivalents	$7,190	$3,683
Accounts receivable, net	400,348	218,329
Inventories	78,657	57,597
Deferred income taxes	7,684	5,808
Income taxes receivable	604	486
Prepaid expenses and other current assets	15,646	4,287
Total current assets	510,129	290,190
Property, plant and equipment, net	568,112	386,312
Goodwill	24,093	24,093
Other assets	12,458	9,580
Total assets	$1,114,792	$710,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$119,324	$59,541
Accrued payroll and related expenses	25,079	15,524
Accrued insurance expenses	6,018	4,601
Accrued state, local and other taxes	5,636	3,569
Income taxes payable	19,081	4,542
Other accrued expenses	472	203
Total current liabilities	175,610	87,980
Long-term accrued insurance expenses	9,189	8,351
Notes payable to banks	173,100	100,850
Long-term pension liabilities	18,935	14,930
Other long-term liabilities	2,318	1,796
Deferred income taxes	89,376	48,001
Total liabilities	468,528	261,908
Common stock	14,829	14,814
Capital in excess of par value	-	3,973
Retained earnings	640,562	438,190
Accumulated other comprehensive loss	(9,127)	(8,710)
Total stockholders' equity	646,264	448,267
Total liabilities and stockholders' equity	$1,114,792	$710,175

2nd Quarter 2011 Earnings Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended June 30, (Unaudited)	Second Quarter		% BETTER (WORSE)	Six Months		% BETTER (WORSE)
	2011	2010		2011	2010

Reconciliation of Net Income to EBITDA
Net Income	$73,165	$31,602	131.5%	$138,689	$45,002	208.2%
Add:
Income tax provision	45,097	19,706	(128.8)	85,158	28,759	(196.1)
Interest expense	998	502	(98.8)	2,077	1,043	(99.1)
Depreciation and amortization	44,893	33,384	(34.5)	84,430	65,645	(28.6)
Less:
Interest income	3	9	(66.7)	7	32	(78.1)
EBITDA	$164,150	$85,185	92.7%	$310,347	$140,417	121.0%

EBITDA PER SHARE
Basic	$1.13	$0.59	91.5%	$2.14	$0.97	120.6%
Diluted	$1.12	$0.58	93.1%	$2.11	$0.96	119.8%